Exhibit 99.1

1400 Union Meeting Road Blue Bell, PA 19422 Phone: 215-619-2700

Shareholder Contacts:

Ian J. Harvie of C&D: 215-619-7835

Andrea Calise of Kekst & Co.: 212-521-4845

C&D TECHNOLOGIES ELECTS TO NOT MAKE INTEREST PAYMENT ON ITS

5.25% CONVERTIBLE SENIOR NOTES DUE 2025 WHILE ITS EXCHANGE

OFFER REMAINS PENDING

BLUE BELL, Pa., November 1, 2010 – C&D Technologies, Inc. announced today that it has elected not to make a semi-annual interest payment due on its 5.25% Convertible Senior Notes due 2025 (the “5.25% Notes”) on November 1, 2010. The decision was made in light of the Company’s October 21, 2010 announcement of its plan to implement a restructuring of its indebtedness (the “Restructuring”) pursuant to an offer to exchange (the “Exchange Offer”) all of its outstanding 5.25% Notes and 5.50% Convertible Notes due 2026 (together, the “Notes”) for up to 95% of the shares of the Company’s common stock, which provides that if the Exchange Offer is consummated, all outstanding principal of, plus accrued unpaid interest on, properly tendered Notes will be included in the calculation of each holder’s pro rata share of the Company’s common stock to be issued to holders of Notes.

The Company believes that while the Exchange Offer is pending, the prudent course of action is to preserve liquidity to support the Company’s business and operations during the Restructuring. The Company expects to continue to manufacture its products and service its customers in the normal course.

In connection with the Exchange Offer, the Company filed with the U.S. Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 (the “Registration Statement”), a tender offer statement on Schedule TO and related documents and materials. The Registration Statement has not yet become effective and the Notes may not be exchanged nor may offers to exchange be accepted prior to the time the Registration Statement becomes effective. This news release shall not constitute an offer to exchange, or the solicitation of an offer to exchange, Notes, nor shall there be any exchange of such securities in any state in which such offer, exchange, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. In the event that the Restructuring is not completed through the Exchange Offer, the Company is simultaneously seeking acceptances of its prepackaged plan of reorganization (the “Prepackaged Plan”). Holders of Notes are strongly advised to read the Registration Statement, tender offer statement, and other related documents because these documents contain important information.

Under the terms of the Indenture dated as of November 21, 2005 (the “Indenture”) governing the 5.25% Notes, the Company has a grace period of 30 days from the payment due date with respect to interest payments before an “event of default” under the Indenture occurs. There is no right to accelerate maturity of the 5.25% Notes based on the non-payment unless interest remains unpaid upon expiration of the grace period. Upon the occurrence of an event of default, the trustee under the Indenture or holders of 25% or more of the 5.25% Notes can declare the aggregate principal amount of the 5.25% Notes, plus unpaid interest, immediately due and payable. Occurrence of an event of default or acceleration of the 5.25% Notes under the Indenture will also give creditors with respect to other funded debt of the Company outstanding the right to exercise certain remedies in accordance with the applicable agreement, including cross- acceleration.

A semi-annual interest payment on the Company’s 5.50% Senior Notes due 2026 (the “5.50% Notes”) will become due on November 15, 2010. Unless circumstances change prior to such date, the Company currently expects that it will also elect not to pay interest due on the 5.50% Notes. The consequences of failure to pay interest under the indenture governing the 5.50% Notes are substantially the same as those under the indenture governing the 5.25% Notes.

For Additional Information

Epiq Bankruptcy Solutions, LLC (“Epiq”) is serving as exchange agent and information agent for the exchange offer and as tabulation agent for the solicitation of the prepackaged bankruptcy plan.

Holders of Notes with questions regarding the tender and exchange process or voting on the prepackaged plan of reorganization should contact Epiq at (646) 282-2400 or at (866) 734-9393 (toll free).

Macquarie Capital (USA) Inc. is acting as the dealer-manager for the exchange offer and the financial advisor to the Company for purposes of the restructuring.

About C&D Technologies:

C&D Technologies, Inc. provides solutions and services for the switchgear and control (utility), telecommunications, and uninterruptible power supply (UPS), as well as emerging markets such as solar power. C&D Technologies, Inc. engineers, manufactures, sells and services fully integrated reserve power systems for regulating and monitoring power flow and providing backup power in the event of primary power loss until the primary source can be restored. C&D Technologies, Inc.’s unique ability to offer complete systems, designed and produced to high technical standards, sets it apart from its competition. C&D Technologies is headquartered in Blue Bell, Pennsylvania. For more information about C&D Technologies, visit http://www.cdtechno.com.

Forward-looking Statements:

This press release contains forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934), which are based on management’s current expectations and are subject to uncertainties and changes in circumstances. Words and expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. The Company’s actual results could differ materially from those anticipated in forward-looking statements as a result of a variety of factors, including those discussed in “Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended January 31, 2010, updated to reflect certain subsequent events as detailed in the Current Report on Form 8-K, filed on October 21, 2010, which should be read in conjunction with the Company’s Quarterly Report on Form 10-Q for the quarter ended July 31, 2010, including the risk factors contained therein. We caution you not to place undue reliance on these forward-looking statements. Further, factors that could cause actual results to differ materially from forward-looking statements include, but are not limited to, the following: the Company’s inability to consummate the Exchange Offer or voluntary prepackaged plan of reorganization.